Exhibit 99.2

FORM OF WRITTEN CONSENT OF

THE UNITHOLDERS OF

WESTERN REFINING LOGISTICS, LP

Please return this consent no later than [●] p.m. (prevailing Eastern Time) on [●], 2017, which is the final date that the Board of Directors of the general partner of Western Refining Logistics, LP (“WNRL”) has set for receipt of written consents. Your units will be tabulated and voted on the proposals as you indicate below. Any Written Consent returned without indicating a decision on a proposal will be voted to APPROVE that proposal.

The undersigned, being a holder of record of common units representing limited partner interests in WNRL (“WNRL Common Units”), on [●], 2017, hereby consents, by written consent without a meeting, to the actions as set forth below with respect to all of the WNRL Common Units that the undersigned holds of record.

The undersigned acknowledges receipt of the consent statement/prospectus, which is part of the registration statement on Form S-4 (No. [●]) of Andeavor Logistics LP, a Delaware limited partnership (“ALLP”), and which more fully describes the proposals below.

1.	Approval of the merger of WNRL Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of ALLP, with and into WNRL, with WNRL continuing as the surviving entity (the “Merger”), and adoption and approval of the Agreement and Plan of Merger, dated as of August 13, 2017, as such agreement may be amended from time to time, by and among ALLP, Tesoro Logistics GP, LLC, WNRL, Western Refining Logistics GP, LLC, WNRL Merger Sub LLC and WNRL GP Merger Sub LLP, and the transactions contemplated thereby.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

2.	Approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to WNRL’s named executive officers in connection with the Merger.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

IMPORTANT: PLEASE DATE AND SIGN THE CONSENT BELOW. If held in joint tenancy, all persons must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If units are held by a corporation, please sign the full corporate name by president or other authorized officer. If units are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person. Please execute, date, sign and return this Written Consent promptly to WNRL by faxing it to Western Refining Logistics, LP, Attention: Carrie P. Ryan, Secretary, at [●], by emailing a .pdf copy of your written consent to [●] or by mailing your written consent to Western Refining Logistics, LP at 19100 Ridgewood Parkway, San Antonio, TX 78259, Attention: Carrie P. Ryan, Secretary.

THIS WRITTEN CONSENT MAY BE REVOKED AT ANY TIME PRIOR TO THE LATER OF [●], 2017 AND THE DATE OF RECEIPT BY WNRL OF WRITTEN CONSENTS REPRESENTING A MAJORITY OF

THE OUTSTANDING WNRL COMMON UNITS BY FILING A WRITTEN INSTRUMENT REVOKING THE WRITTEN CONSENT WITH WNRL’S SECRETARY.

IF AN INDIVIDUAL:	IF AN ENTITY:
please print or type complete name of entity)

By:	By:
(duly authorized signature)	(duly authorized signature)

Name:	Name:
(please print or type full name)	(please print or type full name)

Title:	Title:
(please print or type full title)	(please print or type full title)

Date: , 2017	Date: , 2017